January 24, 2006


Mail Stop 4561

Mr. Kevin Phillips
Chief Financial Officer
ManTech International Corporation
12015 Lee Jackson Highway
Fairfax, VA  22033

Re:	ManTech International Corporation
Form 10-K for the year ended December 31, 2004
File No. 000-49604


Dear Mr. Phillips:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Branch Chief


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Hewitt Associates, Inc.
December 28, 2004
Page 1